EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-262-0110 ext. 1331	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com
LACROSSE FOOTWEAR REPORTS SECOND QUARTER RESULTS
Strong Growth Across Wholesale, Direct and International Sales Channels;
Sales to the Outdoor Market Up 18% Year-Over-Year
Portland, Ore.—July 21, 2011 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported results for the second quarter ended June 25, 2011.
For the second quarter of 2011, LaCrosse reported net sales of $27.1 million, up 2% from $26.6 million in the second quarter of 2010. For the first half of of 2011, net sales were $52.2 million, compared to $60.8 million in the same period of 2010. Excluding the government channel, the Company’s combined sales to its wholesale, direct and international channels increased 13% in both the second quarter and the first half of 2011 compared to the same periods in 2010.
For the second quarter of 2011, the net loss was $0.2 million or ($0.03) per diluted share, compared to net income of $0.1 million or $0.02 per diluted share in the second quarter of 2010. For the first half of 2011, the net loss was $0.8 million or ($0.13) per diluted share, compared to net income of $1.8 million or $0.27 per diluted share in the same period of 2010.
Sales to the work market were $17.6 million in the second quarter of 2011, down 5% from the same period of 2010, reflecting a reduction of contract orders from the U.S. military and the Company’s decision in 2010 to discontinue its work apparel products. Excluding the contract military and the work apparel sales, work sales in the second quarter of 2011 increased 17% from the same period in 2010. Sales to the outdoor market were $9.4 million in the second quarter of 2011, up 18% from the same period of 2010. The increase in outdoor sales primarily reflects strong demand for hunting and hiking products.
Gross margins for the second quarter of 2011 were 38.5% of net sales, compared to 40.9% in the same period of 2010. The year-over-year decrease in gross margins primarily reflects an increase in closeout sales of discontinued work apparel products. Operating expenses were $10.6 million in the second quarter of 2011, down 1% from the same period in 2010, primarily related to a reduction in compensation expense, partially offset by increased investments in marketing and product development initiatives.
The Company’s inventories were $53.4 million at the end of the second quarter of 2011, up from $26.4 million at the end of the same period in 2010. The year-over-year increase in inventory reflects low inventory levels in the second quarter of 2010 due to supply constraints and a strategic decision in 2011 to enhance the availability of core products in order to address future at-once demand, the growth of the Company’s wholesale distribution network and preparedness for its U.S. military business.
“Aside from continuing quarterly fluctuations in U.S. military orders, our business is performing well, with strong growth across our wholesale, direct and international channels,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Our sales to the outdoor market continue to be very robust, as our relationships with major retailers have continued to strengthen and we expand into their new retail stores. We see strong demand for both our core work and outdoor products, and our newest products for Fall 2011 are being very well received, including our innovative retooling of classic Danner designs in our new Stumptown series.
“As we move into the second half of 2011, we are executing our strategic plan and benefitting from the key investments and initiatives that we’ve made in recent years. Our stronger sales organization and distribution infrastructure continues to deepen our wholesale channel relationships, both in the U.S. and internationally. Our enhanced e-commerce platforms continue to expand our direct business, and our talented development team continues to introduce a wide range of innovative new products for Spring 2012.”
“While the contract military business remains quite competitive and unpredictable, we have established LaCrosse as a trusted partner to various branches of the U.S. military that can fulfill their time-sensitive needs for high-performance, all-terrain, all-weather boots. We continue to believe that our overall business is best evaluated on an annual basis and that LaCrosse is well-positioned to capture market share over the long term.”
Based on the Company’s financial outlook, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The third quarter dividend will be paid on September 18, 2011 to shareholders of record as of the close of business on August 22, 2011. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock.
Second Quarter 2011 Conference Call
LaCrosse will host a conference call to discuss its financial results today, July 21, 2011 at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call and accompanying slideshow presentation will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-762-8779 or +1 480-629-9818. A 48-hour replay will be available by calling 800-406-7325 or +1 303-590-3030 (Access Code: 4452259).
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, Government services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. Forward- looking statements include without limitation, statements regarding the anticipated success of new products, our ability to continue to innovate new products, our ability to capture market share in the future, our expectations concerning future demand for our products, and the Board of Directors’ intent to declare and pay dividends in future periods. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
The forward-looking statements included in this release are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may adversely impact the outcome of such forward-looking statements include the potential impact on our earnings and results of operations of U.S. government policies concerning drawdown of troop deployments in various global regions and the risk factors set forth in our 2010 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2011.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		First Half Year Ended
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010
Net sales	$27,056	$26,553	$52,244	$60,780
Cost of goods sold	16,646	15,690	31,397	36,149

Gross profit	10,410	10,863	20,847	24,631
Operating expenses	10,603	10,668	21,987	21,705

Operating income (loss)	(193)	195	(1,140)	2,926
Non-operating expense, net	(113)	(33)	(238)	(55)

Income (loss) before income taxes	(306)	162	(1,378)	2,871
Income tax provision (benefit)	(121)	61	(543)	1,108

Net income (loss)	$(185)	$101	$(835)	$1,763

Net income (loss) per common share:
Basic	$(0.03)	$0.02	$(0.13)	$0.28
Diluted	$(0.03)	$0.02	$(0.13)	$0.27

Weighted average number of common shares outstanding:
Basic	6,501	6,430	6,493	6,401
Diluted	6,501	6,632	6,493	6,577

Supplemental Product Line Information
Work Market Sales	$17,636	$18,585	$33,692	$44,953
Outdoor Market Sales	9,420	7,968	18,552	15,827

	$27,056	$26,553	$52,244	$60,780

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 25,	December 31,	June 26,
	2011	2010	2010
Assets:
Current Assets:
Cash and cash equivalents	$622	$4,274	$17,317
Trade and other accounts receivable, net	15,358	22,834	16,260
Inventories, net	53,400	40,071	26,410
Prepaid expenses and other	1,156	1,321	1,191
Deferred tax assets	1,754	1,614	1,450

Total current assets	72,290	70,114	62,628

Property and equipment, net	16,002	16,154	12,135
Goodwill	10,753	10,753	10,753
Other assets	235	249	347

Total assets	$99,280	$97,270	$85,863

Liabilities and Shareholders’ Equity:
Current Liabilities:
Short-term borrowings	$13,404	$—	$—
Accounts payable	10,470	16,477	12,872
Accrued compensation	1,806	4,261	2,850
Other accruals	1,928	3,356	1,773

Total current liabilities	27,608	24,094	17,495

Long-term debt	201	263	300
Deferred revenue	549	566	150
Deferred lease obligations	811	782	722
Compensation and benefits	3,939	4,385	4,306
Deferred tax liabilities	3,142	2,732	2,181

Total liabilities	36,250	32,822	25,154

Total shareholders’ equity	63,030	64,448	60,709

Total liabilities and shareholders’ equity	$99,280	$97,270	$85,863

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	First Half Year Ended
	June 25,	June 26,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(835)	$1,763
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,783	1,468
Stock-based compensation expense	404	349
Deferred income taxes	270	(98)
Loss on disposal of property and equipment	97	4
Changes in operating assets and liabilities:
Trade and other accounts receivable	7,503	5,322
Inventories	(13,242)	435
Accounts payable	(5,791)	3,517
Accrued expenses and other	(4,073)	(2,816)

Net cash provided by (used in) operating activities	(13,884)	9,944

Cash flows from investing activities:
Purchases of property and equipment	(2,048)	(3,865)

Cash flows from financing activities:
Net proceeds from short-term borrowings	13,404	—
Net proceeds from long-term debt	—	300
Cash dividends paid	(1,625)	(8,007)
Purchase of treasury stock	—	(59)
Proceeds from exercise of stock options	480	1,369

Net cash provided by (used in) financing activities	12,259	(6,397)

Effect of foreign currency exchange rate changes on cash and cash equivalents	21	(104)

Net decrease in cash and cash equivalents	(3,652)	(422)

Cash and cash equivalents:
Beginning of period	4,274	17,739

End of period	$622	$17,317

END OF FILING